UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 30, 2012

THE SERVICEMASTER COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-14762	36-3858106
(State or other Jurisdiction	(Commission File Number)	(I.R.S Employer
of Incorporation)		Identification Number)

860 Ridge Lake Boulevard, Memphis, Tennessee	38120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (901) 597-1400

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

In connection with the previously announced debt financing commenced by The ServiceMaster Company, the following information was provided to potential investors. Unless otherwise indicated by context in this report, the terms the “Company,” “we” “us” and “our” refer to The ServiceMaster Company and its subsidiaries.

Recent developments

Based on preliminary data, we expect operating revenue, Adjusted EBITDA and total debt for and as of the year ended December 31, 2011 to be as follows:

We expect operating revenue for the year ended December 31, 2011 to be between approximately $3.195 billion and approximately $3.215 billion, an increase of approximately 2.5% at the midpoint of such range, as compared to operating revenue of $3.127 billion for the year ended December 31, 2010.

We expect Adjusted EBITDA for the year ended December 31, 2011 to be between approximately $580 million and approximately $590 million, an increase of approximately 11.9% at the midpoint of such range, as compared to Adjusted EBITDA of $523.1 million for the year ended December 31, 2010.

We have continued to focus on cash management and liquidity. Total debt as of December 31, 2011 is expected to be approximately $3.8 billion, representing a ratio of total debt to Adjusted EBITDA of 6.6 at the midpoint of such Adjusted EBITDA range.

Because our financial statements for the year ended December 31, 2011 are not yet available, the estimates included above are preliminary, unaudited, subject to completion, reflect our current best estimates and may be revised as a result of management’s further review of our results. During the course of the preparation of our audited annual consolidated financial statements, we may identify items that would require us to make material adjustments to the preliminary financial information presented above. Accordingly, undue reliance should not be placed on these estimates.

We use Adjusted EBITDA to facilitate operating performance comparisons from period to period. Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flow or liquidity. “Adjusted EBITDA” means net income (loss) before net loss from discontinued operations; (benefit) provision for income taxes; other expense; gain on extinguishment of debt; interest expense and interest and net investment (income) loss; and depreciation and amortization expense; as well as adding back interest and net investment (income) loss, residual value guarantee charge and non-cash goodwill and trade name impairment.

We believe Adjusted EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest income and expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. In addition, we exclude residual value guarantee charges that do not result in additional cash payments to exit the facility at the end of the lease term.

Adjusted EBITDA is not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the methods of calculation.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are: (i) Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; (ii) Adjusted EBITDA does not reflect our interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debt; (iii) Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes; (iv) Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; (v) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and (vi) other companies in our industries may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.  No quantitative reconciliation of the estimated range for Adjusted EBITDA to its most comparable measure calculated and presented in accordance with GAAP is included as the Company believes that it is unreasonable at this time to quantify certain amounts that would be required to be included in such GAAP reconciliation.

Amendment of Revolving Credit Agreement

On January 30, 2012, the Company entered into an amendment to its syndicated revolving credit agreement in which Citibank, N.A., serves as administrative agent and collateral agent, and which facility provides for senior secured revolving loans and stand-by and other letters of credit.  The effectiveness of the amendment is subject to certain conditions precedent, including the receipt of proceeds from the previously announced debt financing commenced by Company or other debt securities.  Prior to the effectiveness of the amendment, the Company has available borrowing capacity of approximately $442 million through July 24, 2013 and has approximately $229 million of available borrowing capacity from July 25, 2013 through July 24, 2014.  The Company also has access to letters of credit of up to $75 million through July 24, 2014.  The amendment extends the maturity date of a portion of the facility until January 31, 2017.  Upon effectiveness of the amendment, the Company will have available borrowing capacity under its amended revolving credit facility of approximately $447 million through July 24, 2013, will have approximately $304 million of available borrowing capacity from July 25, 2013 through July 24, 2014, and will have approximately $240 million of available borrowing capacity from July 24, 2014 through January 31, 2017.  Following effectiveness of the amendment, the Company will continue to have access to letters of credit of up to $75 million through January 31, 2017.

Locations and Personnel

As of December 31, 2011, we provided services through a network of approximately 6,900 company-owned, franchised and licensed locations operating primarily under the following leading brands: TruGreen, Terminix, American Home Shield, ServiceMaster Clean, Merry Maids, Furniture Medic and AmeriSpec.

During 2011, we employed an average of approximately 21,000 company associates, and our franchise network independently employed over 31,000 additional people.

Service Line Operating Revenue by Segment

TruGreen.  Of the TruGreen segment’s 2010 operating revenue, 55% was generated from residential weed control and fertilization services, while expanded lawn services (such as aeration and grub control) (19%), commercial weed control and fertilization services (16%), and tree and shrub services (10%) accounted for the remainder.

Terminix.  Of the Terminix segment’s 2010 operating revenue, 37% and 17% were generated from residential and commercial pest control services, respectively, and 38% and 3% were generated from residential and commercial termite control services, respectively (with the remainder from other services).

American Home Shield.  In 2010, 65% of the warranty contracts written by AHS were derived from existing contract renewals, while 22% and 13% were derived from sales made in conjunction with existing home resale transactions and direct-to-consumer sales, respectively.

ServiceMaster Clean.  Of the ServiceMaster Clean segment’s 2010 operating revenue, 52% was generated from royalty fees, while international (19%), product sales (13%), janitorial national accounts (7%), lead generation fees (3%), AmeriSpec (3%), Furniture Medic (2%) and new license sales (1%), accounted for the remainder.

Our Strengths

We believe our company has the following competitive strengths:

Leading market segment positions and iconic brands. We believe that TruGreen, Terminix and AHS, which collectively contributed 93% of our operating revenue for the twelve-month period ended September 30, 2011, each holds a leading position in its respective business segment. Measured by operating revenue, TruGreen is approximately 4.9 times larger than its nearest competitor, and Terminix is approximately 1.2 times larger than its nearest competitor. AHS is approximately 3.8 times larger than its nearest competitor, as measured by the gross premium of home service contracts written. We believe that, based on our understanding of our competitors and their operations, AHS is also the only provider of home service contracts in the United States with both national sales and technical services networks. We believe this provides a significant competitive advantage by enabling AHS to educate real estate professionals about the benefits of the home service contracts. We also believe that our size and scale improve our purchasing power, route density, marketing and operating efficiencies compared to smaller local and regional competitors.

More focused portfolio. We believe that our portfolio realignment actions since 2007 allow us to use our competitive advantages within our core competencies more effectively and better position us for growth. Our 2011 disposition of TruGreen LandCare, a commercial landscape maintenance business, enhanced TruGreen’s ability to grow commercial revenues and resulted in a service portfolio more focused on our core businesses. With the formation of the ServiceMaster Clean & Merry Maids franchise group in 2011, we created a platform that is better equipped to utilize best practices across franchise brands within that group. By divesting InStar, a provider of disaster response, restoration and reconstruction services, in 2008, we shed a non-strategic asset with less predictable revenue performance and eliminated unnecessary competition with ServiceMaster Clean’s disaster restoration business.

Compelling growth initiatives:

•                    Gain market segment share. We believe that, by providing a superior customer experience across our businesses, we are positioned to increase customer retention rates of our existing business segments. We continue to review opportunities to expand our geographic footprint, evaluate tuck-in acquisitions in existing and adjacent territories and expand our service offerings to better penetrate the North American marketplace.

•                    Move into faster growing, adjacent opportunities. We believe that we have a significant opportunity to expand our presence in the commercial categories within our existing business segments, primarily at TruGreen, Terminix and ServiceMaster Clean. Our key initiatives related to commercial expansion include targeting growth in profitable segments, such as pest and termite commercial spraywork, servicing national accounts and adding key sales and management personnel across our network. We believe that we also are well positioned to use our competitive advantages within our existing AHS network to cross-sell preventative maintenance contracts to new and existing customers. In addition, we are seeking to grow our commercial janitorial revenues through additional franchise locations in geographic areas where we do not have a significant presence.

•                    Provide new offerings. We are offering new products at AHS, giving our customers more choice in selecting the appliances they wish their service contracts to cover. Additionally, AHS is implementing a new customer relationship management system which we expect will enhance customer experience and improve retention. At ServiceMaster Clean, we are seeking to expand our relationships with insurance companies to increase disaster restoration revenues by becoming a partner of choice.

Committed and experienced senior leadership. Our senior management team has a long track record of producing profitable growth in a wide variety of industries and economic conditions. Many of our senior managers own equity in our organization, and their incentive compensation is tied to key performance metrics. Our compensation structure is designed to incentivize our senior management team to drive the long-term success of our business.

Proven and consistent business model:

•                    Solid performance through business cycles. Our consolidated operating revenue and Adjusted EBITDA compound annual growth rates (“CAGRs”) from 2008 through 2010 were 2.2% and 7.3%, respectively, and we improved our Adjusted EBITDA margin from 15.2% in 2008 to 16.7% in 2010. We attribute this performance through the recent economic downturn principally to our diversified customer base, comprised of an estimated 8.2 million customers who are provided with services and products by the ServiceMaster family of brands, including our franchisees. No single customer represents a material portion of our consolidated revenue base, and our segments are not dependent on a single customer or a few customers who are provided with services and products by the ServiceMaster family of brands, including our franchisees. We believe that our historical ability to increase Adjusted EBITDA results from technology investments that have driven efficiency within the Terminix segment, tighter controls that have allowed us to closely manage costs and the efficient use of our support centers, which utilize our combined scale and capabilities across our business segments.

•                    Strong and stable customer retention rates. The customers in our three largest segments typically enter into one-year service programs, which are renewable annually. Our customer retention rates were approximately 67.8% for TruGreen, 80.5% for Terminix Pest Control, 86.3% for Terminix Termite and 68.6% for AHS for the twelve-month period ended September 30, 2011. We have been able either to grow or sustain customer retention rates in our core business units through the recent economic downturn, contributing to the stability of our overall revenue base.

•                    Improved cost structure under private ownership. Since becoming a private company in 2007, we have improved our cost structure across our businesses. For example, the cost structure of Terminix has benefited from a branch optimization initiative, including adherence to branch operating models, sharing best practices and more efficient sourcing of labor and materials. We have also deployed technology and mobility solutions in the Terminix business, including handheld technologies designed to enhance technician efficiency and reduce operating costs, and have improved mobility and technology solutions across other business units to drive increased efficiencies.

Strong cash flow profile. Our company has historically generated significant operating cash flow. Our average Adjusted EBITDA for the last three years was $492 million, and our average capital expenditures over the same period were $89 million. We have been able to manage our working capital needs, principally through lower inventory requirements and increased customer prepayment initiatives in several of our businesses. Additionally, we continue to exhibit strong free cash flow conversion, and for the twelve-month period ended September 30, 2011, free cash flow conversion was 33.9%, compared to 23.0%, 28.2% and 23.5% for the years ending 2010, 2009 and 2008, respectively. We define “free cash flow” as Adjusted EBITDA less capital expenditures and cash interest expense and “free cash flow conversion’ as free cash flow as a percentage of our Adjusted EBITDA.

Our Strategy

Our strategy is focused on the following strategic priorities:

Rapid, profitable growth.

•                    Enhance customer experience and improve customer retention. We seek to grow operating revenue through initiatives designed to enhance customer satisfaction and loyalty. Key objectives include the optimization of customer-employee contact and communication, enhanced use of customer relationship management software for scheduling and work order management, continued improvement of quality of services delivered through better training, faster problem resolution and increased transfer of best practices across our businesses.

•                    Expand commercial services. We believe that our extensive national coverage, brand strength and broad product and service offerings provide us with a significant competitive advantage for serving multi-location commercial accounts, especially compared to local and regional competitors. We believe that we have the opportunity to further utilize our competitive advantages with our broad national service network to increase our delivery of services to commercial accounts. Our specific strategies include accelerating national account growth by adding sales resources and enhancing our value proposition through technology, thoroughly reviewing market segment growth opportunities and targeting adjacent sectors through partnerships.

•                    Increase market segment share and household penetration of our services. We believe that our size and geographic scale, strong brand awareness and customer service focus will enable us to increase our market segment share across our portfolio of businesses. At the same time, we believe there are significant opportunities to increase the relatively low household penetration of our services and products and thus expand our addressable market segments.

•                    Pursue expansion opportunities. We intend to take advantage of opportunities for domestic and international expansion in territories where we believe macroeconomic conditions and local demographics can support profitable operations in the segments in which we operate. We believe that increased geographic penetration, both domestically and internationally, will further diversify our business portfolio.

Talent Management. We intend to continue our focus on developing and retaining key associates to best align our business to the needs of our customer base. We are implementing this strategy through four key initiatives:

•                    Alignment of organization structure with business strategy. This focused effort allows us to quickly and effectively identify and address talent gaps in relation to implementing our strategic initiatives.

•                    Rigorous and ongoing talent management. Our comprehensive talent review process aligns associate performance with the goals of our organization. The process is designed to improve performance management and attract and retain high caliber talent.

•                    Accelerate talent development. To drive improved customer retention, we are continuing our efforts to provide focused and ongoing customer service training for our key associates. We have also developed a leadership development program designed to promote upward mobility for our associates within our organization.

•                    Increase associate engagement. We promote the consistent execution of our associate engagement plans across our business units, with the goal of improving the experiences of our customers and increasing customer loyalty to our leading brands.

Best practice transfer and execution excellence. In recent years, we have employed a strategy of accelerating the transfer of best practices across our businesses, investing in technology and mobility solutions, centralizing support functions and reducing layers of management, along with other business unit specific initiatives. We believe there are appreciable opportunities for further improvement across and within each of our businesses, including further utilizing the competitive advantages of our centralized support center to take advantage of combined capabilities and scale.

Our Industry

We compete in the residential and commercial services industry, focusing on lawn care, termite and pest control, home service contracts, cleaning and disaster restoration, house cleaning, furniture repair and home inspection. We target market segments that meet our criteria for size, growth and profit potential. While we compete with a broad range of competitors in each discrete segment, we do not believe that any of our competitors provides all of the services we provide in all of the market segments we serve. We believe that our widely recognized brands, size, geographic footprint and reputation for service quality provide us with significant competitive advantages in reaching both residential and commercial customers. All of the primary segments in which we operate are highly fragmented, and we believe they are characterized by attractive industry conditions.

Lawn care

According to a study by NorthStar Partners, the U.S. professional lawn services segment specializing in lawn treatments was estimated at $6.7 billion in revenue in 2011. According to the Bureau of Labor Statistics and Consumer Expenditures’ 2010 consumer expenditure interview survey, approximately 14% of survey respondents outsourced lawn or gardening services. According to Packaged Facts, the lawn care segment has decreased at a 1.8% CAGR over the 2007-2011 period but is projected to grow at a 2.2% CAGR over the 2011-2016 period.

Based on the study conducted by NorthStar Partners, we estimate that our share of the U.S. lawn care services segment is approximately 16% based upon TruGreen’s operating revenue (including royalties and franchise fees from franchisees) of $1.1 billion in 2010. Competition in the segment for outsourced professional lawn care services comes mainly from local and independently owned firms. Scotts LawnService, a segment of The Scotts Miracle-Gro Company, which we believe is our next largest competitor in the outsourced professional lawn care services segment, generated approximately $224 million of revenues in their fiscal 2010. Based on publicly available information for 2010, we estimate TruGreen is approximately 4.9 times larger than this competitor.

Termite and pest control

A 2010 study on the U.S. pest control industry conducted by Specialty Products Consultants, LLC estimates that the U.S. professional termite and pest control services segment generated $6.3 billion in revenue. The termite and pest control services segment is generally characterized by high customer retention rates and, according to the National Pest Management Association’s 2010 survey, 60% of U.S. households currently use or have used a professional exterminator in their homes. We estimate that Terminix’s market segment share for the termite and pest control services we provide is approximately 22%, based on total operating revenue for Terminix’s services (including revenue generated by our franchisees) of approximately $1.4 billion in 2010, of which $1.2 billion in operating revenue was reported by Terminix for services we provided in 2010.

Competition in the segment for outsourced termite and pest control services comes primarily from regional and local, independently operated firms, Orkin, Inc., a subsidiary of Rollins, Inc., and Ecolab, Inc., both of which compete nationally. We estimate that the top three providers (including Terminix) comprised approximately 45% of the outsourced termite and pest control services segment in 2010. The remaining portion of the termite and pest control services segment is highly fragmented with numerous privately-held, local termite and pest control service providers.

Home service contracts

According to Warranty Week, a newsletter for warranty management professionals, the U.S. home warranty segment (including structural home warranties, which is a business in which we do not compete) was approximately $1.5 billion in 2009, as measured by the annual value of premiums paid by consumers. One of the primary drivers of new home services contracts is the number of existing homes sold in the United States, since a home service product is often recommended by a real estate sales professional or offered by the seller of a home in conjunction with a real estate transaction. According to the National Association of Realtors, existing home re-sales in units increased by 1.7% in 2011 and are currently projected to increase by 4.7% in 2012 and 5.2% in 2013. Approximately 22% of the operating revenue of AHS in 2010 was tied directly to existing home resales.

Competition for home services contracts that cover systems and appliances comes mainly from regional providers. Several competitors are expected to initiate expansion efforts into additional states. According to Warranty Week data, AHS and The First American Corporation are the two largest industry participants, based on gross premiums paid in 2009, with AHS having 41% market segment share and The First American Corporation having 11% market segment share. Based on this information, AHS is approximately 3.7 times larger than this competitor.

Disaster restoration and reconstruction, emergency response and other services

Most emergency response work results from extreme weather environments and natural disasters such as hurricanes, floods, mudslides, tornadoes and earthquakes. Firms in this segment also respond to non-weather-related emergency situations for residential and commercial customers, such as fires and flooding. Critical factors in the selection of an emergency response firm are the firm’s reputation, relationships with insurers, available resources, proper insurance and credentials, timeliness, and responsiveness. The segment is highly fragmented, and key competitors of our ServiceMaster Clean business include ServPro Industries, Inc., Belfor, a subsidiary of Belfor Europe GmbH, and BMS CAT, Inc.

Free Cash Flow

We define “free cash flow” as Adjusted EBITDA less capital expenditures and cash interest expense. We use free cash flow to facilitate comparisons from period to period of our operating performance and our cash available to service debt and fund ongoing operations and working capital needs. Free cash flow is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. Free cash flow is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flow or liquidity. Free cash flow is not necessary comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the methods of calculation. Free cash flow has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP.

The following table presents a reconciliation Adjusted EBITDA to free cash flow for the periods presented:

	For the year ended December 31,			Nine months ended September 30,		Twelve months ended September 30,
(Dollars in thousands)	2010	2009	2008	2011	2010	2011
Adjusted EBITDA	$523,124	$497,766	$454,233	$465,271	$422,928	$565,467
Capital expenditures	(134,234)	(56,004)	(78,021)	(79,653)	(96,322)	(117,565)
Cash interest expense	(268,693)	(301,527)	(269,442)	(226,022)	(238,694)	(256,021)
Free cash flow	$120,197	$140,235	$106,770	$159,596	$87,912	$191,881

Risk Factors

Risks related to our business and our industry

Adverse credit and financial market events and conditions could, among other things, impede access to or increase the cost of financing or cause our commercial customers to incur liquidity issues that could lead to some of our services being cancelled or result in reduced revenues and lower operating income, which could have an adverse impact on our business, financial position, results of operations and cash flows.

Adverse developments in the credit and financial markets, including due to the recent downgrade of the U.S. long-term sovereign credit rating and the European debt crisis, as well as unstable consumer sentiment and high unemployment, continue to challenge the U.S. and global financial and credit markets and overall economies. These developments have had a significant material adverse impact on a number of financial institutions and have limited access to capital and credit for many companies. Disruptions in credit or financial markets could, among other things, lead to impairment charges, make it more difficult for us to obtain, or increase our cost of obtaining, financing for our operations or investments or to refinance our debt in the future, cause our lenders to depart from prior credit industry practice and not give technical or other waivers under one or more of our senior secured term loan facility and pre-funded letter of credit facility (together, the “Term Facilities”) and senior secured revolving credit facility (the “Revolving Credit Facility”) (the Term Facilities and Revolving Credit Facility are collectively referred to herein as the “Credit Facilities”), to the extent we may seek them in the future, thereby causing us to be in default under one or more of the Credit Facilities. These disruptions also could cause our commercial customers to encounter liquidity issues that could lead to some of our services being cancelled or reduced, or that could result in an increase in the time it takes our customers to pay us, or that could lead to a decrease in pricing for our services and products, any of which could adversely affect our accounts receivable and, in turn, increase our working capital needs. Volatile swings in the commercial real estate segment could also impact the demand for our services as landlords cut back on services provided to their tenants.

Although we are not currently experiencing any limitation of access to the Credit Facilities and are not aware of any issues currently impacting the ability of the lenders under them to honor their commitments to extend credit, there is no assurance that the U.S. and global credit crisis will not adversely affect our ability to borrow under the Credit Facilities in the future. Liquidity or capital problems at one or more of the lenders on the Revolving Credit Facility could reduce or eliminate the amount available for us to draw under such facility. Our access to additional capital may not be available on terms acceptable to us or at all.

There can be no assurance that adverse developments in the credit and financial markets, along with other economic uncertainties, will not get worse over time. Adverse developments in the credit and financial markets and economic uncertainties make it difficult for us to accurately forecast and plan future business activities. The continuance of the current uncertain economic conditions or further deterioration of such conditions could have a material adverse impact on our business, financial position, results of operations and cash flows.

Further weakening in general economic conditions, especially as they may affect home sales, unemployment or consumer confidence or spending levels, may adversely impact our business, financial position, results of operations and cash flows.

A substantial portion of our results of operations is dependent upon spending by consumers. Deterioration in general economic conditions and consumer confidence could affect the demand for our services. Consumer spending and confidence tend to decline during times of declining economic conditions, and there can be no assurance that consumer spending or confidence will materially improve. A worsening of macroeconomic indicators, including weak home sales, higher home foreclosures, declining consumer confidence or rising unemployment rates, could adversely affect consumer spending levels, reduce the demand for our services and adversely impact our business, financial position, results of operations and cash flows. These factors could also negatively impact the timing or the ultimate collection of accounts receivable, which would adversely impact our business, financial position, results of operations and cash flows.

Weather conditions and seasonality affect the demand for our services and our results of operations and cash flows.

The demand for our services and our results of operations are affected by weather conditions, including, without limitation, potential impacts, if any, from climate change, known and unknown, and by the seasonal nature of our lawn care services, termite and pest control services, home inspection services and disaster restoration services. For example, in geographies that do not have a year-round growing season, the demand for our lawn care services decreases during the winter months. Adverse weather conditions (e.g., droughts, severe storms and significant rain or snow fall), whether created by climate change factors or otherwise, can adversely impact the timing of product or service delivery and/or demand for lawn care services, and cooler temperatures can impede the development of the termite swarm and lead to lower demand for our termite control services. Severe winter storms can also impact our home cleaning business if we cannot travel to service locations due to hazardous road conditions. In addition, extreme temperatures can lead to an increase in service requests related to household systems and appliances in our home service contract business, resulting in higher claim costs and lower profitability thereby adversely impacting our results of operations and cash flows.

Availability of our raw materials and increases in raw material prices, fuel prices and other operating costs could adversely impact our business, financial position, results of operations and cash flows.

Our financial performance is affected by the level of our operating expenses, such as fuel, fertilizer, chemicals, raw materials, wages and salaries, employee benefits, health care, vehicle, self-insurance costs and other insurance premiums as well as various regulatory compliance costs, all of which may be subject to inflationary pressures. In particular, our financial performance is adversely affected by increases in these operating costs. In recent years, fuel prices have fluctuated widely, and previous increases in fuel prices increased our costs of operating vehicles and equipment. We cannot predict what effect the recent events in North Africa and the Middle East could have on fuel prices in the future, but it is possible that such events could result in reduced fuel supplies, resulting in higher fuel prices. With respect to fuel, our fleet, which consumes approximately 22 million gallons annually, has been negatively impacted by significant increases in fuel prices in the past and could be negatively impacted in the future. Although we hedge a significant portion of our fuel costs, we do not hedge all of those costs. A ten percent change in fuel prices would result in a change of approximately $5.4 million in the Company’s annual fuel cost before considering the impact of fuel swap contracts. Based upon current Department of Energy fuel price forecasts, as well as the hedges the Company executed in 2011, the Company has projected that higher fuel prices will increase our fuel costs by $15 million to $20 million for 2011 compared to 2010. Fuel price increases can also result in increases in the cost of fertilizer, chemicals and other materials used in our business. We cannot predict the extent to which we may experience future increases in costs of fuel, fertilizer, chemicals, raw materials, wages, employee benefits, healthcare, vehicles, insurance and other operating costs. To the extent such costs increase, we may be prevented, in whole or in part, from passing these cost increases through to our existing and prospective customers, and the rates we pay to our subcontractors and suppliers may increase, any of which could have a material adverse impact on our business, financial position, results of operations and cash flows.

We may not successfully implement our business strategies, including achieving our growth objectives.

We may not be able to fully implement our business strategies or realize, in whole or in part within the time frames anticipated, the anticipated benefits of our various growth initiatives. Our various business strategies and initiatives, including our productivity and customer retention initiatives, are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, we may incur certain costs to achieve efficiency improvements in our business. Even if these efficiency improvement initiatives are undertaken, we may not fully achieve our expected cost savings and efficiency improvements or these initiatives could adversely impact our customer retention and/or our operations. Also, our business strategy may change from time to time. As a result, we may not be able to achieve our expected results of operations and cash flows.

Our market segments are highly competitive. Competition could reduce our share of the market segments served by us and adversely impact our reputation, business, financial position, results of operations and cash flows.

We operate in highly competitive market segments. Changes in the source and intensity of competition in the market segments served by us impact the demand for our services and may result in additional pricing pressures. The relatively low capital cost of entry to certain of our business categories has led to strong competitive market segments, including competition from regional and local owner-operated companies. Regional and local competitors operating in a limited geographic area may have lower labor, benefits and overhead costs. The principal methods of competition in our businesses include name recognition, quality and speed of service, pricing, customer satisfaction and reputation. No assurance can be given that we will be able to compete successfully against current or future competitors and that the competitive pressures that we face will not result in reduced market segment share or adversely impact our reputation, business, financial position, results of operations and cash flows.

Our inability to attract and retain qualified key executives as well as transition smoothly to new leadership could hurt the Company and its businesses and inhibit our ability to operate and grow successfully.

The execution of our business strategy and our financial performance will continue to depend in significant part on our executive management team and other key management personnel and the smooth transition of new senior leadership. As a result of a more focused strategic plan, we have decided to enhance many of our senior management positions, including the hiring of Thomas J. Coba as President, ServiceMaster Clean, Merry Maids, Furniture Medic & AmeriSpec, Roger A. Cregg as Senior Vice President & Chief Financial Officer, Charles M. Fallon as President, Terminix, as well as moving Thomas G. Brackett to a new position as President, TruGreen. Our future success depends in large part on our success in utilizing current, experienced senior leadership and transitioning responsibilities to, and implementing the goals and objectives of, our new business unit executives. In addition, any inability to attract in a timely manner qualified key executives, retain our leadership team and recruit other important personnel could have a material adverse impact on our business, financial position, results of operations and cash flows.

Public perceptions that our products and services are not environmentally friendly or safe may adversely impact the demand for our services.

In providing our services, we use, among other things, fertilizers, herbicides and pesticides. Public perception that our products and services are not environmentally friendly or safe or are harmful to humans or animals, whether justified or not, or our improper application of these chemicals, could reduce demand for our services, increase regulation or government restrictions, result in fines or penalties, impair our reputation, involve us in litigation, damage our brand names and otherwise have a material adverse impact on our business, financial position, results of operations and cash flows.

Changes in our services or products could impact our reputation, business, financial position, results of operations and cash flows.

Our financial performance is affected by changes in the services and products we offer our customers. For example, when Terminix transitioned from offering primarily bait termite services to providing both liquid and bait termite services, this transition required the purchase of additional equipment and training. The bait and termite service lines also have different price points (for both the initial treatment and for renewals), different ongoing service obligations and different revenue recognition policies. An unsuccessful rollout or adjustment of our services or products could have a material adverse impact on our reputation, business, financial position, results of operations and cash flows.

Laws and government regulations applicable to our businesses could increase our legal and regulatory expenses and impact our business, financial position, results of operations and cash flows.

Our businesses are subject to significant federal, state, local and international laws and regulations. These laws and regulations include laws relating to consumer protection, wage and hour requirements, franchising, the employment of immigrants, labor relations, permit and licensing requirements, workers’ safety, the environment, insurance and home service contracts, employee benefits, marketing (including, without limitation, telemarketing or green marketing) and advertising, the application of fertilizers, herbicides, pesticides and other chemicals, noise and air pollution from power equipment and water management techniques. In particular, we anticipate that various federal, state and local governing bodies may propose additional legislation and regulation that may be detrimental to our business or may substantially increase our operating costs, including legislation relating to the Employee Free Choice Act; environmental regulations related to water quality, water use, chemical use, climate change and other environmental matters; other consumer protection laws or regulations; or “do-not-knock,” “do-not-mail,” “do-not-leave” or other marketing regulations. It is difficult to predict the future impact of the broad and expanding legislative and regulatory requirements affecting our businesses and changes to such requirements may adversely affect our operations and financial performance. In addition, if we were to fail to comply with any applicable law or regulation, we could be subject to substantial fines or damages, be involved in litigation, suffer losses to our reputation or suffer the loss of licenses or penalties that may affect how our business is operated, which, in turn, could have a material adverse impact on our business, financial position, results of operations and cash flows.

The enactment of new federal or state legislation or the promulgation of new regulations or interpretations at any level of government may also expose the Company to potential new liabilities or costs, or may require the Company to modify its business model or business practices. At this time the Company does not expect any such changes in law or regulation to have a material effect on its reputation, business, financial position, results of operations or cash flows; however, in March 2010, comprehensive health care reform legislation was enacted in the U.S. which, among other things, includes guaranteed coverage requirements, including for dependents up to age 26; eliminates pre-existing condition exclusions and annual and lifetime maximum limits; restricts the extent to which policies can be rescinded; and requires employers to provide employees with insurance coverage that meets minimum eligibility and coverage requirements. The legislation imposes implementation effective dates that began in 2010. Due to the breadth and complexity of the health reform legislation, the current lack of implementing regulations and interpretive guidance, the phased-in nature of the implementation and pending court challenges, it is difficult to predict the overall impact of the health reform legislation on our business over the coming years. However, new requirements to provide additional health insurance benefits to our employees would likely increase our expenses, and any such increases could be significant enough to materially impact our business, financial position, results of operations and cash flows.

Compliance with environmental, health and safety laws and regulations, including laws pertaining to the use of pesticides, herbicides and fertilizers, could result in significant costs that adversely impact our reputation, business, financial position, results of operations and cash flows.

Local, state, federal and international laws and regulations relating to environmental, health and safety matters affect us in several ways. In the United States, products containing pesticides generally must be registered with the U.S. Environmental Protection Agency (“EPA”) and similar state agencies before they can be sold or applied. The failure to obtain or the cancellation of any such registration, or the withdrawal from the market place of such pesticides, could have an adverse effect on our business, the severity of which would depend on the products involved, whether other products could be substituted and whether our competitors were similarly affected. The pesticides we use are manufactured by independent third parties and are evaluated by the EPA as part of its ongoing exposure risk assessment. The EPA may decide that a pesticide we use will be limited or will not be re-registered for use in the United States. We cannot predict the outcome or the severity of the effect of the EPA’s continuing evaluations.

In addition, the use of certain pesticides, herbicides and fertilizer products is regulated by various local, state, federal and international environmental and public health agencies. These regulations may require that only certified or professional users apply the product or that certain products only be used on certain types of locations. These laws may also require users to post notices on properties at which products have been or will be applied, may require notification to individuals in the vicinity that products will be applied in the future or may restrict or ban the use of certain products. Although we strive to comply with such regulations and have processes in place designed to achieve compliance, given our dispersed locations, distributed operations and numerous employees, we can give no assurance that we can prevent violations of these or other regulations from occurring. Even if we are able to comply with all such regulations and obtain all necessary registrations and licenses, we cannot assure you that the pesticides, herbecides, fertilizers or other products we apply, or the manner in which we apply them, will not be alleged to cause injury to the environment, to people or to animals, or that such products will not be banned in certain circumstances. The costs of compliance, non-compliance, remediation, combating unfavorable public perceptions or defending products liability lawsuits could have a material adverse impact on our reputation, business, financial position, operating results and cash flows.

Local, state, federal and foreign agencies regulate the disposal, handling and storage of waste, discharges from our facilities and the investigation and clean-up of contaminated sites. We could incur significant costs, including investigation and clean-up costs, fines, penalties and civil or criminal sanctions and claims by third parties for property damage and personal injury, as a result of violations of, or liabilities under, these laws and regulations. If there is a significant change in the facts or circumstances surrounding the assumptions upon which we operate, or if we are found to violate applicable environmental and public health laws and regulations, it could have a material adverse impact on future environmental capital expenditures and other environmental expenses and on our financial position, results of operations and cash flows. In addition, potentially significant expenditures could be required to comply with environmental laws and regulations, including requirements that may be adopted or imposed in the future.

Local, state, federal and foreign agencies that regulate environmental matters may change environmental laws, regulations or standards, including imposing new regulations with respect to climate change matters. Changes in any of these or other laws, regulations or standards could materially adversely impact our business, financial position, results of operations and cash flows.

If we fail to protect the security of personal information about our customers, we could be subject to interruption of our business operations, private litigation, reputational damage and costly penalties.

We rely, among other things, on commercially available systems, software, tools and monitoring to provide security for processing, transmission and storage of confidential customer information, such as payment card and personal information. The systems currently used for transmission and approval of payment card transactions, and the technology utilized in payment cards themselves, all of which can put payment card data at risk, are central to meeting standards set by the payment card industry. The Company is evaluating and updating its systems and protocols to establish compliance with these industry standards as they currently exist, and going forward will continue to evaluate its systems and protocols in a continued effort to comply with industry standards, as such standards may change from time to time in the future. Activities by third parties, advances in computer and software capabilities and encryption technology, new tools and discoveries and other events or developments may facilitate or result in a compromise or breach of our systems. Any compromises, breaches or errors in application related to our systems or failures to comply with standards set by the payment card industry could cause interruptions in our operations, damage to our reputation and our customers’ ability to pay for our services and products by credit card or their willingness to purchase our services and products, result in a violation of applicable laws, regulations, orders, industry standards or agreements and subject us to costs, penalties and liabilities which could have a material adverse impact on our business, financial position, results of operations and cash flows.

Our business process outsourcing initiatives have increased our reliance on third-party contractors and may expose our business to harm upon the termination or disruption of our third party contractor relationships.

Our strategy to increase profitability, in part, by reducing our costs of operations includes the implementation of business process outsourcing initiatives. As a result, our future operations are expected to increasingly rely on third party vendors to provide certain services that we previously performed internally. Any disruption, termination or substandard performance of these outsourced services, including possible breaches by third party vendors of their agreements with us, could adversely affect our brands, customer relationships, financial position, results of operations and cash flows. Also, if a third party outsourcing provider relationship is terminated, there is a risk that we may not be able to enter into a similar agreement with an alternate provider in a timely manner or on terms that we consider favorable, and even if we find an alternate provider, there are significant risks associated with any transitioning activities. In addition, in the event a third party outsourcing relationship is terminated and we are unable to replace it, there is a risk that we may no longer have the capabilities to perform these services internally, resulting in a disruption to our business, which could adversely impact our reputation, business, financial position, results of operations and cash flows.

We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business.

Our ability to compete effectively depends in part on our rights to service marks, trademarks, trade names and other intellectual property rights we own or license, particularly our registered brand names, ServiceMaster, Terminix, TruGreen, Merry Maids, ServiceMaster Clean, American Home Shield, AmeriSpec and Furniture Medic. We have not sought to register or protect every one of our marks either in the United States or in every country in which they are used. Furthermore, because of the differences in foreign trademark, patent and other intellectual property or proprietary rights laws, we may not receive the same protection in other countries as we would in the United States. If we are unable to protect our proprietary information and brand names, we could suffer a material adverse impact on our reputation, business, financial position, results of operations and cash flows.

Litigation may be necessary to enforce our intellectual property rights and protect our proprietary information, or to defend against claims by third parties that our products or services infringe their intellectual property rights. Any litigation or claims brought by or against us could result in substantial costs and diversion of our resources. A successful claim of trademark, patent or other intellectual property infringement against us, or any other successful challenge to the use of our intellectual property, could subject us to damages or prevent us from operating our business in the manner we have in the past, including preventing us from providing certain services under our recognized brand names, all of which could have a material adverse impact on our reputation, business, financial position, results of operations and cash flows.

Disruptions or security failures in our information technology systems could create liability for us and/or limit our ability to effectively monitor, operate and control our operations and adversely impact our reputation, business, financial position, results of operations and cash flows.

Our information technology systems facilitate our ability to monitor, operate and control our operations. Changes or modifications to our information technology systems could cause disruption to our operations or cause challenges with respect to our compliance with laws and regulations. For example, delays, higher than expected costs or unsuccessful implementation of new information technology systems at American Home Shield could adversely impact our operations. In addition, any disruption in or failure of our information technology systems to operate as expected could, depending on the magnitude of the problem, adversely impact our business, financial position, results of operations and cash flows, including by limiting our capacity to monitor, operate and control our operations effectively. Failures of our information technology systems could also lead to violations of privacy laws, regulations, trade guidelines or practices related to our customers and employees. If our disaster recovery plans do not work as anticipated, or if the third party vendors to which we have outsourced certain information technology, contact center or other services fail to fulfill their obligations to us, our operations may be adversely impacted and any of these circumstances could adversely impact our reputation, business, financial position, results of operations and cash flows.

Future acquisitions could impact our reputation, business, financial position, results of operations and cash flows.

We plan to continue to pursue opportunities to expand through selective acquisitions. Our ability to make acquisitions at reasonable prices and to integrate acquired businesses is an important factor in our future growth. We cannot ensure that we will be able to manage or integrate acquired businesses successfully and/or retain customers of the acquired businesses. Any inability on our part to consolidate and manage growth from acquired businesses could have an adverse impact on our reputation, business, financial position, results of operations and cash flows and there can be no assurance that any acquisition that we make in the future will provide us with the benefits that were anticipated when entering into such acquisition. The process of integrating an acquired business may create unforeseen difficulties and expenses, including the diversion of resources needed to integrate new businesses, technologies, products, personnel or systems; the inability to retain employees, customers and suppliers; the assumption of actual or contingent liabilities (including those relating to the environment); failure to effectively and timely adopt and adhere to our internal control processes; write-offs or impairment charges relating to goodwill and other intangible assets; unanticipated liabilities relating to acquired businesses; and potential expense associated with litigation with sellers of such businesses.

We are subject to various restrictive covenants that could adversely impact our business, financial position, results of operations and cash flows.

From time to time, we enter into noncompetition agreements, including in connection with business dispositions or strategic contracts, that restrict us from entering into lines of business or operating in certain geographic areas into which we may desire to expand our business. We also are subject to various non-solicitation and no-hire covenants that may restrict our ability to solicit potential customers or employees. To the extent that such restrictive covenants prevent us from taking advantage of business opportunities, or if we fail to comply with them, our business, financial position, results of operations and cash flows may be adversely impacted.

Our future success depends on our ability to attract and retain trained workers and third party contractors.

Our future success and financial performance depend substantially on our ability to attract, retain and train workers and attract and retain third party contractors. Our ability to conduct our operations is in part impacted by our ability to increase our labor force, including on a seasonal basis, which may be adversely impacted by a number of factors, including immigration reform or lack thereof, which may negatively impact the number of foreign nationals available to engage in seasonal employment. In the event of a labor shortage, we could experience difficulty in delivering our services in a high-

quality or timely manner and could be forced to increase wages in order to attract and retain employees, which would result in higher operating costs and reduced profitability.

We may be required to recognize additional impairment charges.

We have significant amounts of goodwill and intangible assets, such as trade names, and have incurred impairment charges in the past with respect to goodwill and intangible assets. In accordance with applicable accounting standards, goodwill and intangible assets that are not amortized are subject to assessment for impairment by applying a fair-value based test annually, or more frequently if there are indicators of impairment, including:

•                    significant adverse changes in the business climate, including economic or financial conditions;

•                    significant adverse changes in expected operating results;

•                    adverse actions or assessments by regulators;

•                    unanticipated competition;

•                    loss of key personnel; and

•                    a current expectation that more-likely-than-not (e.g., a likelihood that is more than 50%) a reporting unit or intangible asset will be sold or otherwise disposed of.

For example, in the second quarter of 2010, we recorded a non-cash impairment charge of $46.9 million, of which $43.0 million was related to the remaining goodwill at our former TruGreen LandCare segment and $3.9 million related to TruGreen LandCare’s trade name. In 2009 and 2008, we recorded non-cash impairment charges of $28.0 million and $60.1 million, respectively (of which $1.4 million in each year was related to the trade name of our former TruGreen LandCare segment) to reduce the carrying value of trade names as a result of our annual impairment testing of goodwill and intangible assets. Based upon future economic conditions, the operating performance of our reporting units and other factors, including those listed above, future impairment charges could be incurred. We are in the process of completing our annual impairment testing, which is performed as of October 1 of each year, and it is likely that a non-cash impairment charge related to our intangible assets will be incurred. We do not expect any such charge to exceed the level of our impairment charge for 2010, which was recorded in loss from discontinued operations, net of income taxes.

Our franchisees could take actions that could harm our business.

Our franchisees are contractually obligated to operate their businesses in accordance with the standards set forth in our agreements with them. Each franchising brand also provides training and support to franchisees. However, franchisees are independent third parties that we do not control, and the franchisees own, operate and oversee the daily operations of their businesses. As a result, the ultimate success of any franchise operation rests with the franchisee. If franchisees do not successfully operate their businesses in a manner consistent with required standards, royalty payments to us will be adversely affected and a brand’s image and reputation could be harmed, which in turn could adversely impact our business, financial position, results of operations and cash flows. In addition, our relationship with our franchisees could become strained if we impose new standards or assert more rigorous enforcement practices with the required standards. It is also possible that creditors, or other claimants, of a franchisee, could, in the event such creditors and claimants cannot collect from our franchisee or otherwise, attempt to make claims against us under various legal theories. These claims could have a material adverse impact on our reputation, business, financial position, results of operation and cash flows.

Changes in accounting, securities and other rules or interpretations could adversely impact our financial position and results of operations.

Changes in accounting, securities and other rules applicable to our business, including proposed revisions to the rules related to accounting for leases and reserves for, and disclosures relating to, legal contingencies, could (i) affect our reported results of operations and financial position, (ii) potentially decrease the comparability of our financial statements to others within our industry and (iii) increase our liability exposure.

Risks related to our capital structure and our debt

We are indirectly owned and controlled by investment funds sponsored by, or affiliated with, Clayton, Dubilier & Rice, LLC, StepStone Group LLC , Citigroup Inc., Bank of America Corporation and JPMorgan Chase Funding Inc. (the “Equity Sponsors”), and their interests as equity holders may conflict with the interests of holders of our debt.

We are indirectly owned and controlled by the Equity Sponsors, who have the ability to control our policies and operations. The directors appointed by affiliates of the Equity Sponsors are able to make decisions affecting our capital structure, including decisions to issue or repurchase capital stock, pay dividends and incur or repurchase debt. The interests of the Equity Sponsors may not in all cases be aligned with the interests of the holders of our debt. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our Equity Sponsors might conflict with the interests of holders of our debt. In addition, our Equity Sponsors may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transaction might involve risks to our business or the holders of our debt. Furthermore, the Equity Sponsors may in the future own businesses that directly or indirectly compete with us. One or more of the Equity Sponsors also may pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

We have substantial indebtedness and may incur substantial additional indebtedness, which could adversely affect our financial health and our ability to obtain financing in the future, react to changes in our business and satisfy our obligations.

As of September 30, 2011, we had $3.941 billion of consolidated indebtedness and $442.5 million of available borrowings under our Revolving Credit Facility. Our substantial indebtedness could have important consequences to holders of our debt and other stakeholders in the Company. Because of our substantial indebtedness:

•                    our ability to engage in acquisitions without raising additional equity or obtaining additional debt financing could become impaired;

•                    our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or general corporate purposes and our ability to satisfy our obligations with respect to our debt may be impaired in the future;

•                    a large portion of our cash flow from operations must be dedicated to the payment of principal and interest on our debt, thereby reducing the funds available to us for other purposes;

•                    we are exposed to the risk of increased interest rates because a portion of our borrowings, including under the Credit Facilities, and certain floating rate operating leases are at variable rates of interest;

•                    it may be more difficult for us to satisfy our obligations to our creditors, resulting in possible defaults on, and acceleration of, such debt;

•                    we may be more vulnerable to general adverse economic and industry conditions;

•                    we may be at a competitive disadvantage compared to our competitors with proportionately less debt or with comparable debt on more favorable terms and, as a result, they may be better positioned to withstand economic downturns;

•                    our ability to refinance debt may be limited or the associated costs may increase; and

•                    our flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited, or we may be prevented from carrying out capital spending that is necessary or important to our growth strategy and efforts to improve operating margins o our businesses.

Despite our indebtedness levels, we and our subsidiaries may be able to incur substantially more debt, including secured debt. This could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional debt in the future. The terms of the indentures governing our debt securities do not prohibit us or our subsidiaries from doing so. The Credit Facilities provide us with commitments for additional borrowings of up to $442.5 million under the Revolving Credit Facility, as of September 30, 2011, and permit additional borrowings beyond those commitments under certain circumstances. If new debt is added to our current debt levels, the related risks we face would increase, and we may not be able to meet all of our debt obligations.

The agreements and instruments governing our debt contain restrictions and limitations that could significantly impact our ability to operate our business.

The Credit Facilities contain covenants that, among other things, restrict our ability to:

•                    incur additional debt (including guarantees of other debt);

•                    pay dividends or make other restricted payments, including investments;

•                    prepay or amend the terms of certain outstanding debt;

•                    enter into certain types of transactions with affiliates;

•                    sell certain assets, or, in the case of any borrower under the Credit Facilities, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets;

•                    create liens;

•                    in the case of the Term Loan Facility, enter into agreements restricting dividends or other distributions by subsidiaries to ServiceMaster; and

•                    in the case of the Revolving Credit Facility, make acquisitions, enter into agreements restricting our ability to incur liens securing the Revolving Credit Facility and change our business.

The indenture governing our senior toggle notes maturing in 2015 (the “Permanent Notes”) also contains restrictive covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•                    incur additional debt;

•                    repurchase certain debt;

•                    pay dividends, redeem stock or make other distributions;

•                    make investments;

•                    create certain liens;

•                    transfer or sell assets;

•                    merge, consolidate or sell all or substantially all of our assets;

•                    create restrictions on the ability of our restricted subsidiaries to make payments to us;

•                    designate our subsidiaries as unrestricted subsidiaries; and

•                    enter into certain transactions with our affiliates.

The restrictions in the indenture governing the Permanent Notes, the Credit Facilities and the instruments governing our other debt may prevent us from taking actions that we believe would be in the best interest of our business and may make it difficult for us to execute our business strategy successfully or effectively compete with companies that are not similarly restricted. We may also incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. We cannot assure you that we will be able to refinance our debt, at maturity or otherwise, on terms acceptable to us, or at all.

Our ability to comply with the covenants and restrictions contained in the Credit Facilities, the indenture governing the Permanent Notes and the instruments governing our other debt may be affected by economic, financial and industry conditions beyond our control including credit or capital market disruptions. The breach of any of these covenants or restrictions could result in a default that would permit the applicable lenders or noteholders, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. If we are unable to repay debt, lenders having secured obligations, such as the lenders under the Credit Facilities, could proceed against the collateral securing the debt. In any such case, we may be unable to borrow under the Credit Facilities and may not be able to repay the amounts due under the Credit Facilities or our other outstanding indebtedness. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent.

Our ability to generate the significant amount of cash needed to pay interest and principal on our debt and our ability to refinance all or a portion of our debt or obtain additional financing depends on many factors beyond our control.

As a holding company, we have no independent operations or material assets other than our ownership of equity interests in our subsidiaries, and we depend on our subsidiaries to distribute funds to us so that we may pay our obligations and expenses, including satisfying our obligations under our debt. Our ability to make scheduled payments on, or to refinance our obligations under, our debt, depends on the ability of our subsidiaries to make distributions and dividends to us, which, in turn, depends on their operating results, cash requirements and financial condition, general business conditions and any legal and regulatory restrictions on the payment of dividends to which they may be subject, many of which may be beyond our control, and as described under “—Risks relating to our business and our industry” above.

The payment of ordinary and extraordinary dividends by our subsidiaries that are regulated as insurance, home service, or similar companies is subject to applicable state law limitations. If we cannot receive sufficient distributions from our subsidiaries, we may not be able to meet our obligations to fund general corporate expenses or service our debt obligations. Our insurance subsidiaries and home services and similar subsidiaries (through which we conduct our American Home Shield business) are subject to significant regulatory restrictions under the laws and regulations of the states in which they operate. Among other things, such laws and regulations require certain such subsidiaries to maintain minimum capital and net worth requirements and may limit the amount of ordinary and extraordinary dividends and other payments that these subsidiaries can pay to us. For example, certain states prohibit payment by these subsidiaries to the Company of dividends in excess of ten percent of their capital as of the most recent year end, as determined in accordance with prescribed insurance accounting practices in those states. Of the $245.5 million as of September 30, 2011, which we identify as being potentially unavailable to be paid to the Company by its subsidiaries, approximately $189.6 million is held by our home services and insurance subsidiaries and is subject to these regulatory limitations on the payment of funds to us. Such limitations will be in effect in 2012. The remainder of the $245.5 million, or $55.9 million, is related to amounts that the Company’s management does not consider readily available to be used to service the Company’s indebtedness due, among other reasons, to the Company’s cash management practices and working capital needs at various subsidiaries.

If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our debt. In the future, our cash flow and capital resources may not be sufficient for payments of interest on and principal of our debt, and such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

The Revolving Credit Facility, as amended, is scheduled to mature on July 24, 2014 (if the amendment to the Revolving Credit Facility becomes effective, the maturity of a portion of the facility will be extended until January 31, 2017), and the Term Facilities will mature on July 24, 2014. The Permanent Notes will mature on July 15, 2015. We cannot assure you that we will be able to refinance any of our debt or obtain additional financing, particularly because of our high levels of debt. It is our understanding that a significant amount of global indebtedness related to the leveraged buy-out boom will mature between 2012 and 2015, when significant portions of our debt is scheduled to mature. There is no assurance that the debt markets will be able to absorb all of the potential refinancing during that time period. Moreover, in 2008 and 2009, the global credit markets suffered a significant contraction, including the failure of some large financial institutions. This resulted in a significant decline in the credit markets and the overall availability of credit. Market disruptions, such as those experienced in 2008 and 2009, as well as our significant debt levels, may increase our cost of borrowing or adversely affect our ability to refinance our obligations as they become due. If we are unable to refinance our indebtedness or access additional credit, or if short-term or long-term borrowing costs dramatically increase, our ability to finance current operations and meet our short-term and long-term obligations could be adversely affected. If we cannot refinance our debt, we could face substantial liquidity problems, causing us to become bankrupt or insolvent, and we might be required to dispose of material assets or operations to meet our debt service and other obligations. We cannot assure you we will be able to consummate those sales, or if we do, what the timing of the sales will be, whether the proceeds that we realize will be adequate to meet our debt service obligations when due or whether we would receive fair value for such assets.

If we cannot make scheduled payments on our debt, we will be in default and holders of the Permanent Notes could declare all outstanding principal and interest to be due and payable, the lenders under the Credit Facilities could terminate their commitments to loan money, our secured lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation.

Increases in interest rates would increase the cost of servicing our debt and could reduce our profitability.

A significant portion of our outstanding debt, including debt under the Credit Facilities, bears interest at variable rates. As a result, increases in interest rates would increase the cost of servicing our debt and could materially reduce our profitability and cash flows. As of September 30, 2011, each one percentage point change in interest rates would result in approximately an $11.1 million change in the annual interest expense on our Term Loan Facility after considering the impact of the interest rate swaps into which we have entered. Assuming all revolving loans were fully drawn, each one percentage point change in interest rates would result in approximately a $4.4 million change in annual interest expense on our Revolving Credit Facility. We are also exposed to increases in interest rates with respect to our arrangement enabling us to transfer an interest in certain receivables to unrelated third parties. Assuming all available amounts were transferred under this arrangement, each one percentage point change in interest rates would result in approximately a $0.5 million change in annual interest expense with respect to this arrangement. We are also exposed to increases in interest rates with respect to our floating rate operating leases, and a one percentage point change in interest rates would result in approximately a $0.4 million change in annual rent expense with respect to such operating leases. The impact of increases in interest rates could be more significant for us than it would be for some other companies because of our substantial debt and floating rate operating leases.

Forward-looking statements

This report contains forward-looking statements and cautionary statements. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,’ “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. They appear in a number of places throughout this report and include, without limitation, statements regarding our intentions, beliefs, assumptions or current expectations concerning, among other things, financial position; results of operations; cash flows; prospects; our estimates of 2011 operating revenue, Adjusted EBITDA and total debt at year end; the sharing of best practices and talent across our businesses; growth strategies and expectations; expanding our commercial services; expansion opportunities in domestic and international territories; our estimates of market segment size and segment share; capital expenditures and requirements; customer retention; the continuation of acquisitions; fuel prices; impairment charges related to goodwill and intangible assets; attraction and retention of key personnel; the impact of hedges and fuel swaps; and the impact of prevailing economic conditions.

Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this report. In addition, even if our results of operations, financial condition and cash flows, and the development of the market segments in which we operate, are consistent with the forward-looking statements contained in this report, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors, including, without limitation, the risks and uncertainties discussed in “Risk Factors” in this report, could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation:

•                    the effects of our substantial indebtedness and the limitations contained in the agreements governing such indebtedness;

•                    our ability to generate the significant amount of cash needed to fund our operations and service our debt obligations and debt repurchases;

•                    changes in interest rates because a significant portion of our indebtedness bears interest at variable rates;

•                    our ability to secure sources of financing or other funding to allow for direct purchases or leasing of commercial vehicles, primarily for TruGreen and Terminix;

•                    changes in the source and intensity of competition in our market segments;

•                    our ability to attract and retain key personnel;

•                    weather conditions, including, without limitation, potential impacts, if any, from climate change, known and unknown, and seasonality factors that affect the demand for, or our ability to provide, our services and the cost of our claims and services;

•                    higher commodity prices and lack of availability thereof, including, without limitation, fuel and chemicals (primarily at TruGreen and Terminix), which could impact our ability to provide our services and the profitability of our brands;

•                    increases in operating costs, such as higher insurance premiums, self-insurance costs and compensation and benefits costs, including, without limitation, costs related to the comprehensive health care reform law enacted in the first quarter of 2010;

•                    employee retention and labor shortages;

•                    epidemics, pandemics or other public health concerns or crises that could affect the demand for, or our ability to provide our services, resulting in a reduction in revenues;

•                    a continuation or change in general economic, financial and credit conditions in the United States and elsewhere (for example, any adverse developments in the global credit and financial markets due to the recent downgrade of the U.S. long-term sovereign credit rating or the European debt crisis), especially as such may affect home sales, consumer or business liquidity, bank failures, consumer or commercial confidence or spending levels including as a result of inflation or deflation, unemployment, interest rate fluctuations, changes in discount rates, mortgage foreclosures and subprime credit dislocations;

•                    adverse economic conditions or other factors that would result in significant impairment charges to our goodwill and/or intangible assets;

•                    a failure of any insurance company that provides insurance or reinsurance to us or of third party contract partners, including counterparties to our fuel and interest rate swaps;

•                    changes in our services or products;

•                    existing and future governmental regulation and the enforcement thereof, including, without limitation, regulation relating to the environment; restricting or banning of telemarketing; door-to-door solicitation; direct mail or other marketing activities; Terminix’s termite inspection and protection plan; chemicals used in our businesses; or other legislation, regulation or interpretations impacting our business;

•                    laws and regulations relating to financial reform and the use of derivative instruments;

•                    the success of, and costs associated with, restructuring initiatives;

•                    the number, type, outcomes (by judgment or settlement) and costs of legal or administrative proceedings, including, without limitation, collective, representative or class action litigation;

•                    labor organizing activities at the Company or its franchisees;

•                    risk of liabilities being passed through from our franchisees;

•                    risks associated with acquisitions, including, without limitation, retaining customers from businesses acquired, difficulties in integrating acquired businesses and achieving expected synergies therefrom;

•                    risks associated with dispositions, for example, post-closing claims being made against us, post-closing purchase price adjustments (including, without limitation, items related to working capital), disruption to our other businesses during the sale process or thereafter; credit risks associated with any buyer of such disposed businesses and our ability to collect funds due from any such buyer related to seller financings, licensing arrangements or transition services arrangements;

•                    constraints associated with non-compete agreements or other restrictive covenants entered into by the Company, including, without limitation, in connection with business dispositions or strategic contracts and which may restrict our ability to conduct business in particular market segments or compete in particular geographic regions;

•                    risks associated with budget deficits at federal, state and local levels resulting from economic conditions, which could result in federal, state and local governments decreasing their purchasing of our products or services and/or increasing taxes or other fees on businesses to generate more tax revenues;

•                    regulations imposed by several states related to our home service and insurance subsidiaries limiting the amount of funds that can be paid to the Company by its subsidiaries;

•                    changes in claims trends in our medical plan and our automobile, general liability and workers’ compensation program;

•                    significant disruptions, terminations or substandard performance of our outsourced services, including possible breaches by third party vendors of their agreements with us;

•                    the cost, timing, structuring or results of our business process outsourcing, including, without limitation, any current or future outsourcing (or insourcing) or restructuring of all or portions of our information technology, call center, certain human resource functions and other corporate functions, and risks associated with such outsourcing (or insourcing) or restructuring;

•                    successful implementation of upgrades to our information technology systems that are being undertaken, among other reasons, to enhance customer service; protect against theft of customer and corporate sensitive information; and minimize disruptions in the Company’s operations; and

•                    other factors described from time to time in documents that we file with the SEC.

All forward-looking statements made in this report are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this report and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, changes in future operating results over time or otherwise.

Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 30, 2012	THE SERVICEMASTER COMPANY

	By:	/s/ Roger A. Cregg
Roger A. Cregg
Senior Vice President and Chief Financial Officer